Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

# 5 Year Autocallable Securities Linked to the Worst of INDU and RTY

## Preliminary Terms

**This summary of terms is not complete and should be read with the pricing supplement below**

| | |
|---|---|
| Issuer: | Citigroup Global Markets Holdings Inc. |
| Guarantor: | Citigroup Inc. |
| Underlyings: | Dow Jones Industrial Average™ (ticker: "INDU") and Russell 2000® Index (ticker: "RTY") |
| Pricing date: | October 26, 2022 |
| Valuation dates: | Quarterly, beginning approximately one year after issuance |
| Maturity date: | October 29, 2027 |
| Automatic early redemption: | If on any valuation date the closing value of the worst performer is greater than or equal to its buffer value, the securities will be automatically called for an amount equal to the principal plus the applicable premium |
| Premium: | At least 7.25% per annum* |
| CUSIP / ISIN: | 17330RRL1 / US17330RRL14 |
| Buffer value: | 90% of its initial underlying value, for each underlying |
| Buffer percentage: | 10% |
| Initial underlying value: | For each underlying, its closing value on the pricing date |
| Final underlying value: | For each underlying, its closing value on the final valuation date |
| Underlying return: | For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value |
| Worst performer: | On any valuation date, the underlying with the lowest underlying return |
| Payment at maturity (if not autocalled): | • If the final underlying value of the worst performer on the final valuation date is **greater than or equal to** its buffer value: $1,000 + the premium applicable to the final valuation date<br><br>• If the final underlying value of the worst performer on the final valuation date is **less than** its buffer value: $1,000 + [$1,000 × (underlying return of worst performer + the buffer percentage)]<br>If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer on the final valuation date is less than its buffer value, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. |
| Stated principal amount: | $1,000 per security |
| Pricing Supplement: | Preliminary Pricing Supplement dated October 3, 2022 |

*The actual premium will be determined on the pricing date.

Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

## Hypothetical Interim Payment per Security**

| Valuation Date on which Worst Performer Exceeds Buffer Value | Premium | Hypothetical Redemption |
|---|---|---|
| Valuation Date 1 | 7.2500% | $1,072.500 |
| Valuation Date 2 | 9.0625% | $1,090.625 |
| Valuation Date 3 | 10.8750% | $1,108.750 |
| Valuation Date 4 | 12.6875% | $1,126.875 |
| Valuation Date 5 | 14.5000% | $1,145.000 |
| Valuation Date 6 | 16.3125% | $1,163.125 |
| Valuation Date 7 | 18.1250% | $1,181.250 |
| Valuation Date 8 | 19.9375% | $1,199.375 |
| Valuation Date 9 | 21.7500% | $1,217.500 |
| Valuation Date 10 | 23.5625% | $1,235.625 |
| Valuation Date 11 | 25.3750% | $1,253.750 |
| Valuation Date 12 | 27.1875% | $1,271.875 |
| Valuation Date 13 | 29.0000% | $1,290.000 |
| Valuation Date 14 | 30.8125% | $1,308.125 |
| Valuation Date 15 | 32.6250% | $1,326.250 |
| Valuation Date 16 | 34.4375% | $1,344.375 |
| Valuation Date 17 | 36.2500% | $1,362.500 |

If the closing value of the worst performer is greater than or equal to its buffer value on any interim valuation date, then the securities will be automatically redeemed prior to maturity and you will receive a premium following that valuation date.

**This hypothetical assumes that the premium applicable to each valuation date will be set at the lowest value indicated in this offering summary.
***This hypothetical assumes the securities have not been automatically redeemed prior to maturity.

## Hypothetical Payment at Maturity per Security***


$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity
A
B
C
-100%
-75%
-50%
-25%
0%
25%
50%
75%
100%
Underlying Return of Worst Performer on Final Valuation Date
The Worst Performer
The Securities

| | Hypothetical Worst Underlying Return on Final Valuation Date | Hypothetical Payment at Maturity |
|---|---|---|
| C | 100.00% | $1,362.50 |
| | 75.00% | $1,362.50 |
| | 50.00% | $1,362.50 |
| | 36.25% | $1,362.50 |
| B | 10.00% | $1,362.50 |
| | 5.00% | $1,362.50 |
| | 0.00% | $1,362.50 |
| | -5.00% | $1,362.50 |
| | -10.00% | $1,362.50 |
| A | -10.01% | $999.90 |
| | -25.00% | $850.00 |
| | -50.00% | $600.00 |
| | -75.00% | $350.00 |
| | -100.00% | $100.00 |

Selected Risk Considerations • You may lose a significant portion of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its buffer value, which means that the worst performer on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of the securities for every 1% by which that depreciation exceeds the buffer percentage. • The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities offer downside exposure, but no upside exposure, to the underlyings. • You will not receive dividends or have any other rights with respect to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debtsecurities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. AdditionalInformation Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-255302 and 333-255302-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll -free 1-800-831-9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the firstpage. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.